Exhibit 99.1

Safeguard Scientifics Announces First Quarter 2010 Financial Results

Aggregate Partner Company Revenues Up 46% to $85 Million;
Live Conference Call and Webcast Today at 9am ET at www.safeguard.com/earnings

WAYNE, Pa.--(BUSINESS WIRE)--May 6, 2010--Safeguard Scientifics, Inc. (NYSE: SFE), a holding company that builds value in growth-stage life sciences and technology companies, today announced that aggregate revenue of its partner companies for the three months ended March 31, 2010 was $85.3 million, up 46% from $58.4 million for the same partner companies for the same period of 2009. Revenue for Safeguard’s equity method and cost method partner companies is reported on a one-quarter lag.

Safeguard’s first quarter consolidated net loss from continuing operations attributable to common shareholders was $21.8 million, or $1.07 per share, compared with a net loss of $9.9 million, or $0.49 per share, for the same period of 2009. The quarter’s loss was principally due to corporate expenses, equity losses related to partner companies, a loss on the exchange of convertible debentures and the impairment of the carrying value of our interest in Tengion.

“We are encouraged by the continued growth and performance of Safeguard’s partner companies as well as the overall improving domestic economy,” said Peter J. Boni, Safeguard President and Chief Executive Officer. “Year-over-year, activity has picked up in the M&A and IPO markets. Although this increased deal volume depends somewhat on the sector, there is solid potential for both capital deployment and exit transactions over the course of the next year that meets Safeguard’s risk-adjusted return-on-capital goals. In the meantime, we expect our deal teams to remain highly selective regarding capital deployment.”

Key developments:

  Safeguard enhanced its financial strength and flexibility through the exchange of $46.9 million of 2.625% senior convertible debentures due 2024 for a like amount of newly issued 10.125% senior convertible debentures due 2014 with a conversion price of $16.50 per share. Safeguard has the right to settle the conversions in stock, cash or a combination thereof. Approximately $31 million of the original issue of $150 million of 2024 debentures remains outstanding. Since 2006, Safeguard has repurchased $71.8 million in face value of the debentures at an average 21% discount to face value.
  Advantedge Healthcare Solutions (AHS) acquired AHP Billing Services, a Maine-based radiology, pathology and multi-specialty billing company, making AHS one of the ‘Top 15’ medical billing providers in the U.S.
  Avid Radiopharmaceuticals announced positive interim Phase III clinical data for its amyloid imaging agent Florbetapir F18 for early detection of Alzheimer’s disease. Results reflect analysis of the first six subjects, demonstrating that Florbetapir PET images correlated strongly with the post-mortem histopathology findings, correctly identifying which patients had beta-amyloid deposits and showing where in the brain those deposits had accumulated. Full trial data is expected to be available later this year followed by an NDA submission.
  Clarient reported strong financial results for the quarter ended March 31, 2010. First quarter revenue was $26.6 million, a 14.8% increase, and test volume increased 18% from the same period in 2009.
  MediaMath acquired Adroit Interactive, which combines under one roof the key components of successful banner advertising – media, data and creative – to drive improved campaign results to advertisers and agencies.
  Swaptree is currently raising $6 million, of which Safeguard provided $4.7 million, allocating proceeds primarily to fund expansion and marketing initiatives.
  Tengion completed its Initial Public Offering (IPO), raising $30 million through the sale of 6 million shares at $5 per share, and now trades on the NASDAQ under the symbol TNGN. Net proceeds will be used to fund clinical trials and preclinical studies for bladder cancer, kidney and other pipeline programs. Investment banks Piper Jaffray and Leerink Swann were co-lead underwriters on the transaction.

Stephen T. Zarrilli, Senior Vice President and Chief Financial Officer, said Safeguard’s financial strategies for 2010 remain focused on bolstering the Company’s balance sheet and the prudent use of cash. “We will continue to evaluate opportunities to reduce parent company operating expenses wherever possible, manage cash deployments to align with potential cash inflows, and augment existing capital with alternative pools of capital,” he said.

Safeguard reiterated its previously announced guidance for 2010 aggregate partner company revenue of $300 million to $325 million. For life sciences partner companies, aggregate revenue for 2010 is expected to be between $200 million and $218 million, excluding pre-revenue companies Avid Radiopharmaceuticals, Garnet BioTherapeutics, NuPathe and Tengion. For technology partner companies, revenue is expected to be between $100 million and $107 million. Aggregate revenue for 2007, 2008 and 2009 of $100 million, $179 million and $262 million, respectively, have been adjusted to include revenue for those periods related to the addition of new partner companies in 2009.

LIFE SCIENCES PARTNER COMPANIES HIGHLIGHTS

Advanced BioHealing, Inc. (ABH), a profitable regenerative medicine company, remains on track to generate a 50% increase in annual revenue in 2010, due to growing demand for its bio-engineered skin substitute Dermagraft® for diabetic foot ulcers. The company reported annual revenue of approximately $85 million in 2009. Annual incidence of diabetic foot ulcers in the U.S. is approximately 800,000, representing an addressable market of more than $1 billion. ABH is aggressively expanding its U.S. commercial sales and marketing efforts and exploring new applications of its products in domestic and international markets. In 2009, an international clinical trial was launched to assess the safety and efficacy of Dermagraft in healing venous leg ulcers, a market opportunity estimated at an additional $600+ million annually. Safeguard has deployed $10.8 million of capital in ABH since February 2007 and has a 28% primary ownership position.

Alverix, Inc. produces novel, handheld and pocket medical diagnostic instruments that enable central laboratory-quality results to be achieved in the physician offices, laboratory outreach locations, retail clinics and homes where test information is critical to patient care. The company continues to grow its platform of partners and is awaiting FDA approval for its first instrument, which could lead to domestic sales in 2010. Alverix has signed two partnerships, representing significant revenue over the next five years. Safeguard has deployed $5.1 million of capital in Alverix since October 2007 and has a 50% primary ownership position.

Avid Radiopharmaceuticals, Inc. is a leader in the development of molecular imaging products to enable early diagnosis and prognosis of neurodegenerative diseases. Avid recently announced positive interim Phase III clinical data for its amyloid imaging agent Florbetapir F18 for early detection of Alzheimer’s disease and is expected to issue full trial data later this year followed by an NDA submission. In addition, Avid also announced partnerships with Cardinal Health to manufacture and distribute Florbetapir F18; and Siemens Medical Solutions, USA, Inc.’s subsidiary PETNET Solutions, Inc., which marked the first dose shipped of Avid’s Florbetapir F18. Avid’s 18F-AV-133 imaging compound is currently in development for the detection of Parkinson’s disease and Dementia with Lewy Bodies pathology, while its compound for imaging diabetes pathology is currently in proof of concept Phase I trials. Safeguard has deployed $12 million of capital in Avid since May 2007 and has a 14% primary ownership position.

Cellumen, Inc., an innovator in solutions for accurate predictions of drug efficacy and safety, is currently involved in a process to determine its viability as a stand alone entity and to consider its strategic alternatives. Safeguard has deployed $6.9 million of capital in Cellumen since June 2007 and has a 59% primary ownership position.

Clarient, Inc. (Nasdaq: CLRT), a premier anatomic pathology and molecular testing services resource for pathologists, oncologists and the biopharmaceutical industry, reported financial results on April 29, 2010 for the quarter ended March 31, 2010. Clarient’s robust first quarter 2010 results were a direct results of its 2009 infrastructure investments in sales force expansion, billing and collection improvements. The combination of new account acquisition, same store sales to current clients and an increased adoption of recently launched tests, drove growth in test volumes in all of Clarient’s primary categories, providing solid momentum to start the year. In addition to improvements in key billing and collections metrics, continued vigilance in expense management led to improvement in the bottom line. Days sales outstanding (DSO) continued to decrease and is now 82 days compared to 101 days in the first quarter of 2009.

Clarient’s 2009 revenue was $26.6 million, up 14.8% from first quarter 2009. Clarient expects 2010 revenues between $108 million and $115 million, representing a year-over-year growth rate of between 18% and 25% from 2009 revenues. Safeguard’s holdings of Clarient common stock and warrants had a fair value of $92.8 million at the close of business May 5, 2010, versus $79.5 million at March 31, 2010. Safeguard owns 27.8% of Clarient’s outstanding common shares on an as-converted basis.

Garnet BioTherapeutics, Inc. is a clinical-stage regenerative medicine company focused on developing cell-based therapies that accelerate healing and reduce scarring and inflammation in cosmetic wounds, which represents an addressable market of $850+ million annually in the U.S. During the first quarter, Garnet announced that the first patient has been treated in a Phase II multicenter, double-blind, placebo-controlled study of its lead product candidate GBT009. The GBT009 product gives off a variety of pro-regenerative growth factors and cytokines which help repair damaged tissue and reduce inflammation, ultimately augmenting the body’s ability to heal it itself. The trial will assess the safety and efficacy of GBT009 for the treatment of incisional wounds following breast reconstruction surgery. Safeguard has deployed $4.0 million since November 2008 for a 31% primary ownership position.

Molecular Biometrics, Inc. is developing novel clinical diagnostic tools for applications in personalized medicine. During the first quarter, Molecular Biometrics announced that its lead product, ViaMetrics-E™, a rapid, non-invasive procedure designed to enhance in vitro fertilization (IVF) outcomes, is now commercially available in Australia, Japan, the U.K., Ireland and Greece. Addressing a global IVF market estimated at $10 billion annually, ViaMetrics-E is designed to aid in the identification of embryos having the greatest reproductive potential, thus improving IVF pregnancy rates, and ultimately reducing the number of embryos transferred during an IVF cycle, along with the complications and healthcare costs that accompany multiple births. Molecular Biometrics expects to launch the product in other countries in Europe and Asia later this year. Phase III trials in the U.S. remain on track with a product release anticipated in 2011. During the quarter, Molecular Biometrics also announced that the company received the Frost & Sullivan 2010 North American Technology Innovation of the Year Award in the field of Applied Metabolomic Analytics. Safeguard has deployed $10.0 million of capital since September 2008 for a 35% primary ownership position.

NuPathe Inc. is a specialty pharmaceutical company focused on the development and commercialization of branded therapeutics for diseases of the central nervous system, including neurological and psychiatric diseases. The company’s most advanced product, ZelrixTM, is an active, single use transdermal sumatriptan patch in development for the treatment of acute migraine. The pivotal Phase III clinical trial for Zelrix met statistical significance for the primary endpoint and all key secondary endpoints. An NDA filing for Zelrix is anticipated later this year. The U.S. market for treatments indicated for acute migraine exceeded $2 billion in 2009. The company also has proprietary product candidates in preclinical development that address large market opportunities, NP201 for the continuous symptomatic relief of Parkinson’s disease and NP202 for the long term management of schizophrenia and bipolar disorder. Safeguard has deployed $12 million of capital in NuPathe since September 2006 and has a 23% ownership position.

Quinnova Pharmaceuticals, Inc. is a specialty pharmaceutical company that develops and markets novel delivery platform-based prescription dermatology drugs. The company’s FDA-approved Proderm TechnologyTM Foam and Cream Delivery Systems address the need for improved cost-effective treatment options, while simultaneously enhancing efficacy and patient compliance in the treatment of skin disorders. During the first quarter, Quinnova announced the launch of its NEOSALUSTM Cream, which is the latest addition to Quinnova’s NEOSALUS brand, a prescription product with anti-inflammatory properties that can be used without age or long-term use restrictions for the treatment of a variety of chronic inflammatory skin conditions like atopic dermatitis, contact dermatitis, and hand eczema. In addition, Al Altomari joined Quinnova, a 30-year veteran in the pharmaceutical industry, as Executive Chairman, Mr. Altomari brings to Quinnova extensive experience as a senior executive at Barrier Therapeutics and Johnson & Johnson, while also serving on the board of Auxilium Pharmaceuticals and Agile Therapeutics. Safeguard deployed $5 million in Quinnova October 2009 for a 26% primary ownership position.

Tengion, Inc. (Nasdaq: TNGN) is a clinical-stage, organ-regeneration company with products for urologic, vascular and renal regeneration based on its proprietary Autologous Organ Regeneration Platform™. Subsequent to the quarter, Tengion completed its IPO, raising $30 million through the sale of 6 million shares at $5 per share. Net proceeds will be used to fund clinical trials and preclinical studies for bladder cancer, kidney and other pipeline programs. The company expects to begin human clinical trials in 2010 of Tengion Neo-Urinary Conduit™ for patients with bladder cancer. Tengion recently completed a Phase II trial of its patented Tengion Neo-Bladder Augment® for children with neurogenic bladders due to spina bifida. Enrollment is complete in a second Phase II trial with the Neo-Bladder Augment in adults with neurogenic bladders due to spinal cord injuries. Safeguard deployed $9.0 million in Tengion and owns 4.8% of Tengion’s outstanding common shares on an as-converted basis.

TECHNOLOGY PARTNER COMPANIES HIGHLIGHTS

Advantedge Healthcare Solutions, Inc. (AHS) is among the nation’s ‘Top 15’ medical billing providers, using proven, proprietary software to deliver outsourced billing solutions to hospital physician groups. AHS’ state-of-the-art technology efficiently collects financial information and speeds the reimbursement of third-party claims and patient payments, enabling physicians to maximize revenue and decrease their billing and practice management costs. AHS continues to gain meaningful scale through organic growth and strategic acquisitions, most recently acquiring AHP Billing Services, a Maine-based radiology, pathology and multi-specialty billing company. Safeguard has deployed $13.5 million of capital in AHS since November 2006 and holds a 40% primary ownership position.

Authentium, Inc. develops software and services to protect consumers in a connected world. A growing number of leading software providers, including Google, Microsoft and Symantec, use the company’s core technologies to create or enhance anti-malware and identity-protection software. In addition, consumers continue to use Authentium’s identity-theft prevention product SafeCentral™ to protect e-commerce transactions through a proprietary, end-to-end, secured online environment. During the quarter, AOL began distributing SafeCentral to its subscribers, co-branding the software and providing a trusted web platform to protect against identity theft by locking out desktop malware. Safeguard has deployed $9.3 million of capital in Authentium since April 2006 and holds a 20% primary ownership position.

Beyond.com, Inc. is the largest Internet career network comprised of thousands of local and niche communities in the U.S. and Canada. Beyond.com attracts job seekers, professionals, employees and advertisers and delivers targeted and highly relevant results through a multitude of online media and advertising models, including recruitment advertising, email marketing, banner advertising and lead generation vehicles. The Beyond.com network of web sites accounts for more than 5 million resumes and powers portals for some of the Internet’s best-known and well-established career brands and media publishers. Despite the weak economy, Beyond.com continues to expand its strategy and is now targeting areas to better utilize its niche communities and employers to increase market share in the online jobs-search market, remaining well-positioned with long-term growth drivers intact. The online job search market is consolidating and Beyond.com is exploring growth opportunities organically and via acquisition. Safeguard deployed $13.5 million of capital in Beyond.com in March 2007 and holds a 38% primary ownership position.

Bridgevine, Inc. is an Internet marketing company that enables consumers to compare and purchase digital services online, including Internet, phone, VoIP, TV, wireless, music and entertainment. Bridgevine leverages its proprietary technology platform to acquire leads through numerous sources, including search, e-tail and retail, and then offers a bundle of services from its growing base of participating merchants. The company is growing revenue by expanding its merchant base and lineup of products and services. Growth through strategic acquisitions also remains on the horizon. Bridgevine’s advertising partners include Comcast, AT&T, Charter, Real Networks, Dlink, Vonage, Netflix, Qwest, Time Warner and Verizon. Safeguard has deployed $10 million of capital in Bridgevine since August 2007 and holds a 23% primary ownership position.

MediaMath, Inc. is an enterprise-class digital media buying platform whose automated buying and dynamic reporting provides advertising agencies with access to billions of daily impressions, and the data and powerful analytics necessary to make the best use of them. The company was first to market with its technology in 2007 and continues to build on its advantage. Recently, MediaMath announced it acquired Adroit Interactive, whose technology customizes display ads in real time from multiple creative elements and can adjust details of banners on the fly based on factors like geographic location, publisher Web site and an ad’s past performance. Today, MediaMath is employed by leading agencies and advertisers on many of America’s leading brands including: 3 of the top 5 banks/financial services firms; 4 of the top 10 hotel brands; 2 of the top 5 U.S. auto insurers; 2 of the top 5 media companies; and 2 of the top 5 packaged goods manufacturers. Safeguard deployed $6.7 million in July 2009 and holds an 18% primary ownership position.

Portico Systems, Inc. offers software and services to health insurance providers that help reduce administrative, medical and IT costs; shorten the cycle for launching new products and services; and comply with federal privacy regulations. Company revenues have grown at double-digit rates over each of the past five years. Through recent acquisitions and contracts with global healthcare companies including CIGNA and MMM Holdings, Portico now serves more than 35 healthcare customers with 42 million members annually. Safeguard has deployed $9.3 million of capital in Portico since August 2006 and holds a 45% primary ownership position.

Swaptree, Inc. is an Internet-based business that enables users to trade books, CDs, DVDs and video games using its proprietary trade-matching software. Swaptree’s innovative model has gained significant media attention, growing its registered user base more than 15x since becoming a Safeguard partner company. Swaptree is currently raising $6 million, of which Safeguard provided $4.7 million, allocating proceeds primarily to fund expansion and marketing initiatives. Safeguard has deployed $8.1 million of capital in Swaptree since July 2008 and holds a 47% primary ownership position.

SAFEGUARD SCIENTIFICS FIRST QUARTER 2010 CONFERENCE CALL
Please call at least 10 minutes prior to call to register.

Date: Thursday, May 6, 2010

Time: 9:00am ET

Webcast: www.safeguard.com/earnings

Conference ID#: 70361890

Call-in Number: 877-640-9871
(International) +914-495-8549

Replay Number: 800-642-1687
(International) +706-645-9291
Replay available through June 4, 2010 at 11:59 pm ET

Podcast: www.safeguard.com/podcast
Available approximately 24 hours after the conclusion of the earnings call

Speakers: President and CEO Peter J. Boni; Senior Vice President and CFO Stephen T. Zarrilli

Format: Discussion of first quarter 2010 financial results followed by Q&A.

UPCOMING EVENTS IN MAY 2010

  The MoneyShow Las Vegas 2010 (Las Vegas, NV).
  MDB Capital Group Bright Lights Conference (San Francisco, CA). Safeguard’s presentation will held at 8:30am PT (11:30am ET) on May 11, 2010 and will be webcast at www.safeguard.com/MDB.
  TechAmerica Growth Cap Financial Conference (San Francisco, CA). Safeguard’s presentation will be webcast at 9:10am PT (12:10pm ET) on May 14, 2010 at www.safeguard.com/TechAmerica.
  Rodman & Renshaw 6th Annual Global Healthcare Conference (London, United Kingdom). Safeguard’s presentation will be held at 12:20pm BT (7:20am ET) on May 18, 2010 and will be webcast at www.safeguard.com/Rodman.
  B. Riley & Co. 11th Annual Investor Conference (Santa Monica, CA). Safeguard’s presentation will be held at 4:30pm PT (7:30pm ET) on May 25, 2010 and will be webcast at www.safeguard.com/BRiley.

For more information, please contact IR@safeguard.com.

About Safeguard Scientifics

Founded in 1953 and based in Wayne, PA, Safeguard Scientifics, Inc. (NYSE: SFE) provides growth capital for entrepreneurial and innovative life sciences and technology companies. Safeguard targets life sciences companies in Molecular and Point-of-Care Diagnostics, Medical Devices, Regenerative Medicine and Specialty Pharmaceuticals, and technology companies in Internet / New Media, Financial Services IT and Healthcare IT with capital requirements of up to $25 million. Safeguard participates in expansion financings, corporate spin-outs, management buyouts, recapitalizations, industry consolidations and early-stage financings. For more information, please visit our website at www.safeguard.com or our blog at blog.safeguard.com.

Forward-looking Statements

Except for the historical information and discussions contained herein, statements contained in this release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Our forward-looking statements are subject to risks and uncertainties. The risks and uncertainties that could cause actual results to differ materially include, among others, managing rapidly changing technologies, limited access to capital, competition, the ability to attract and retain qualified employees, the ability to execute our strategy, the uncertainty of the future performance of our companies, acquisitions and dispositions of companies, the inability to manage growth, compliance with government regulations and legal liabilities, additional financing requirements, the effect of economic conditions in the business sectors in which our companies operate, and other uncertainties described in the Company's filings with the Securities and Exchange Commission. Many of these factors are beyond our ability to predict or control. As a result of these and other factors, our past financial performance should not be relied on as an indication of future performance. The Company does not assume any obligation to update any forward-looking statements or other information contained in this news release.

Safeguard Scientifics, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31,	December 31,
	2010	2009

Assets
Cash and cash equivalents and marketable securities	$77,780	$106,413
Restricted cash equivalents - current	4,752	-
Other current assets	8,574	7,476
Total current assets	91,106	113,889
Ownership interests in and advances to companies	162,135	167,387
Restricted cash equivalents - non-current	14,257	-
Other	1,108	823
Total Assets	$268,606	$282,099

Liabilities and Equity
Convertible senior debentures - current	$31,289	$-
Other current liabilities	6,207	7,906
Total current liabilities	37,496	7,906
Other long-term liabilities	5,409	5,461
Convertible senior debentures - non-current	44,215	78,225
Total equity	181,486	190,507
Total Liabilities and Equity	$268,606	$282,099

Safeguard Scientifics, Inc.
Condensed Consolidated Statements of Operations
(in thousands except per share amounts)

	Three Months Ended March 31,
	2010	2009

Revenue	$-	$23,192
Operating expenses	4,833	26,055
Operating loss	(4,833)	(2,863)
Other income (loss), net interest and equity loss	(16,939)	(6,527)

Net loss from continuing operations before income taxes	(21,772)	(9,390)
Income tax (expense) benefit	-	-
Net loss from continuing operations	(21,772)	(9,390)
Income from discontinued operations, net of tax	-	1,500
Net loss	(21,772)	(7,890)

Less: Net (income) loss attributable to noncontrolling interest	-	(1,139)
Net loss attributable to Safeguard Scientifics, Inc.	$(21,772)	$(9,029)

Basic and diluted income (loss) per share:
Net loss from continuing operations attributable to Safeguard Scientifics, Inc. common shareholders	$(1.07)	$(0.49)
Net income from discontinued operations attributable to Safeguard Scientifics, Inc. common shareholders	-	0.04

Net loss attributable to Safeguard Scientifics, Inc. common shareholders	$(1.07)	$(0.45)

Basic and diluted weighted average shares outstanding	20,392	20,274

Amounts attributable to Safeguard Scientifics, Inc. common shareholders:
Loss from continuing operations	$(21,772)	$(9,924)
Income from discontinued operations	-	895
Net loss attributable to Safeguard Scientifics, Inc.	$(21,772)	$(9,029)

Safeguard Scientifics, Inc.
Segment Results from Continuing Operations
(in thousands)

	Three Months Ended March 31,
	2010	2009

Revenue
Life Sciences	$-	$23,192
Technology	-	-
Total Segment Results	$-	$23,192

Operating Income (Loss) from Continuing Operations (a)
Life Sciences	$-	$1,499
Technology	-	-
Total Segment Results	-	1,499
Other Items (c)	(4,833)	(4,362)
	$(4,833)	$(2,863)

Net Loss from Continuing Operations (b)
Life Sciences	$(6,405)	$(2,115)
Technology	(1,682)	(2,079)
Total Segment Results	(8,087)	(4,194)
Other Items (c)	(13,685)	(5,196)
Net Loss from Continuing Operations	$(21,772)	$(9,390)

(a) Operating Income (Loss) from Continuing Operations represents the revenue less operating expenses of each segment, and excludes any allocation to noncontrolling interest.

(b) Net Loss from Continuing Operations includes the net results of each segment, including other income (loss), net interest and equity loss and excludes any allocation to noncontrolling interest.

(c) Other Items includes corporate expenses, income taxes, and private equity fund activity.

Safeguard Scientifics, Inc.
Partner Company Financial Data
(in thousands)

Additional Financial Information

To assist investors in understanding Safeguard and our 17 active partner companies, we are providing additional financial information on our partner companies, including the aggregate cost and carrying value for all of our equity and cost method partner companies and other holdings. Carrying value of a partner company represents the original acquisition cost and any follow-on funding, plus or minus our share of the earnings or losses of each company, reduced by any impairment charges. The carrying value and cost data reflect our percentage holdings in the partner companies.

	March 31,
	2010

	Carrying Value	Cost
Safeguard Carrying Value and Cost
Equity Method and Cost Method Partner Companies	$77,253	$145,139
Other holdings	5,333	33,006
	$82,586	$178,145

Fair Value Method	$79,549

	$162,135

CONTACT:
Safeguard Scientifics
John E. Shave
Vice President, Business Development and Corporate Communications
610-975-4952